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                                VOTING AGREEMENT
                                       AND
                                IRREVOCABLE PROXY

         This VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement"), dated as of January 22, 2002, by and between Expedia, Inc., a Washington corporation ("Expedia") and Thayer Equity Investors III, L.P., a Delaware limited partnership ("Stockholder").

                              W I T N E S S E T H:


         WHEREAS, as a condition to and contemporaneously with this Agreement, Classic Vacation Group, Inc., a New York corporation (the "Company"), Classic Custom Vacations, a California corporation and a wholly owned subsidiary of the Company ("CCV") and Expedia are entering into an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of the date hereof, pursuant to which Expedia has agreed to acquire certain of the assets, and assume certain of the liabilities, of CCV, all on the terms and subject to the conditions more particularly set forth therein;

         WHEREAS, as a condition to and contemporaneously with this Agreement, the Company, the Stockholder, Expedia, and Deborah Lundquist are entering into an Liquidation and Indemnification Agreement (the "Liquidation and Indemnification Agreement"), dated as of the date hereof, pursuant to which, among other things, after the consummation of the transactions contemplated by the Asset Purchase Agreement, (i) the Company shall effect a liquidating distribution to its stockholders in accordance with the NYBCL, (ii) Expedia shall use commercially reasonable efforts to cause Deborah Lundquist to be available to assist the Company with effecting such liquidating distribution, and (iii) each of the Company and the Stockholder shall indemnify and hold harmless Expedia and Deborah Lundquist for any losses suffered by either Expedia or Deborah Lundquist in connection with the winding up of the Company and such liquidating distribution, all on the terms and subject to the conditions more particularly set forth therein;

         WHEREAS, as of the date hereof, Stockholder beneficially owns the number of Voting Shares (as defined herein) of the Company as set forth on Attachment A hereto (the "Owned Shares");

         WHEREAS, the Company intends to hold a special meeting of its stockholders in March 2002 for the purposes of, among other things, having such stockholders consider and vote on proposals to approve (i) the Asset Purchase Agreement and the transactions contemplated thereby and (ii) the Liquidation and Indemnification Agreement and the transactions contemplated thereby; and

         WHEREAS, in connection with the Asset Purchase Agreement, Stockholder has agreed to vote all of the Owned Shares, together with any shares of common stock of the Company, par value, $0.01 per share ("Company Common Stock") acquired after the date of this Agreement, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are
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beneficially owned by Stockholder or over which Stockholder has, directly or indirectly, the right to vote (collectively, the "Voting Shares"), in favor of the approval of (i) the Asset Purchase Agreement and the transactions contemplated thereby and (ii) the Liquidation and Indemnification Agreement and the transactions contemplated thereby.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. AGREEMENT TO VOTE; IRREVOCABLE PROXY.

         1.1 AGREEMENT TO VOTE. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment thereof, or by written consent, Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares in favor of the approval of (i) the Asset Purchase Agreement and the transactions contemplated thereby and (ii) the Liquidation and Indemnification Agreement and the transactions contemplated thereby.

         1.2 IRREVOCABLE PROXY. Solely with respect to the matters described in
Section 1.1, for so long as this Agreement has not been terminated pursuant to its terms, Stockholder hereby irrevocably appoints Expedia as its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 609 of the NYBCL) to vote solely on the matters described in Section 1.1, and in accordance therewith. Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

2. TERMINATION.

         2.1 TERMINATION OF THIS AGREEMENT. This Agreement shall (i) terminate automatically on the termination of the Asset Purchase Agreement in accordance with its terms and (ii) be deemed satisfied in full and terminated upon the consummation of all of the transactions contemplated by the Asset Purchase Agreement, PROVIDED, HOWEVER, that the provisions of Section 7.5 and Section 7.6 shall survive in accordance with their terms.

         2.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 2.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; PROVIDED, HOWEVER, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination; PROVIDED FURTHER, that Section 7.5 and Section 7.6 shall not be void and the parties shall continue to be liable in connection therewith.

3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Expedia as follows:

         3.1 DUE ORGANIZATION. Stockholder is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

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         3.2 POWER; DUE AUTHORIZATION; BINDING AGREEMENT. Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Liquidation and Indemnification Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Liquidation and Indemnification Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

         3.3 OWNERSHIP OF SHARES. On the date hereof, the Owned Shares set forth opposite Stockholder's name on Attachment A hereto are owned of record or beneficially by Stockholder or such entity and constitute all of the Voting Shares owned of record or beneficially by Stockholder, free and clear of any claims, liens, encumbrances, and security interests, including, for greater certainty, any right in favor of a third party to exercise voting rights with respect to such shares. As of the date hereof, Stockholder has, and as of the date of the stockholder meeting of the Company (or action by written consent) in connection with (i) the Asset Purchase Agreement and the transactions contemplated thereby and (ii) the Liquidation and Indemnification Agreement and the transactions contemplated thereby, Stockholder will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to all of the Owned Shares.

         3.4 NO CONFLICTS. Subject to the filings being made pursuant to Section
3.04 of the Asset Purchase Agreement and the effectiveness and/or receipt of consents or approvals in connection with such filings, the execution and delivery of this Agreement and the Liquidation and Indemnification Agreement by Stockholder do not, and the performance of the terms of this Agreement and the Liquidation and Indemnification Agreement by Stockholder will not, (a) require Stockholder or any of its affiliates to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any material agreement, obligation or instrument binding on Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Stockholder or pursuant to which any of its or its affiliates' respective properties or assets are bound or (d) violate any other agreement to which Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, prevent, delay or materially adversely affect the consummation of the transactions contemplated by this Agreement, Section 6.02(b) of the Asset Purchase Agreement or the Liquidation and Indemnification Agreement.

4. REPRESENTATIONS AND WARRANTIES OF EXPEDIA. Expedia hereby represents and warrants to Stockholder as follows: Expedia is a corporation duly organized and validly existing under the laws of the State of Washington. Expedia has full corporate power and authority to execute and deliver this Agreement and the Liquidation and Indemnification Agreement, to perform its obligations hereunder and thereunder and to consummate the


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transactions contemplated hereby and thereby. The execution and delivery of this
Agreement and the Liquidation and Indemnification Agreement and the consummation by Expedia of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Expedia, and no other proceedings on the part of Expedia are necessary to authorize this Agreement or the Liquidation and Indemnification Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Liquidation and Indemnification Agreement has been duly and validly executed and delivered by Expedia and constitutes a valid and binding agreement of Expedia, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

5. CERTAIN COVENANTS OF STOCKHOLDER. Stockholder hereby covenants and agrees with Expedia as follows:

         5.1 RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as contemplated herein, Stockholder hereby agrees, while this Agreement is in effect, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares, other than to controlled affiliates, (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, other than to controlled affiliates, (c) take any action that would cause any representation or warranty of Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the actions prohibited by this sentence. Any transfer of Voting Shares not permitted hereby shall be null and void. Stockholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Voting Shares shall occur (including, but not limited to, a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

         5.2 ADDITIONAL SHARES. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Expedia of the number of any new Voting Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement.

         5.3 FURTHER ASSURANCES. From time to time, at the request of Expedia or Stockholder and without further consideration, Stockholder or Expedia, respectively, shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

6. STOP TRANSFER ORDER. In furtherance of this Agreement, and concurrently herewith, Stockholder shall authorize the Company or the Company's counsel to notify the Company's


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transfer agent that there is a stop transfer order with respect to all of the
Voting Shares. At the request of Expedia, Stockholder shall cause to be provided to Expedia evidence of such stop transfer order.

7. MISCELLANEOUS.

         7.1 NON-SURVIVAL. The representations and warranties made herein shall not survive the termination of this Agreement.

         7.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

         7.3 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the Stockholder and Expedia.

         7.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Stockholder:

     Thayer Equity Investors III, L.P.
     c/o Thayer Capital Partners
     1455 Pennsylvania Avenue, N.W., Suite 350
     Washington, D.C. 20004
     Attention:  Daniel Raskas
     Facsimile:  (202) 371-0391

with a copy to:

     Kirkland & Ellis
     655 Fifteenth Street, N.W., Suite 1200
     Washington, D.C. 20005
     Attention:  Michael T. Edsall
     Facsimile:  (202) 879-5200


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If to Expedia:

     13810 SE Eastgate Way, Suite 400
     Bellevue, Washington 98005
     Attention:  General Counsel
     Facsimile:  (425) 564-7251

with a copy to:

     Shearman & Sterling
     555 California Street, Suite 2000
     San Francisco, California 94104
     Attention:  Peter D. Lyons
     Facsimile:  (415) 616-1100


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         7.5 GOVERNING LAW

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (b) Each party hereto irrevocably submits to the jurisdiction of any New York state court or any federal court sitting in the State of New York in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                  (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                  (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

         7.6 REMEDIES. Each of Stockholder and Expedia recognize and acknowledge that a breach by it of any covenants or agreements contained in this Agreement will cause the other


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party to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each of Stockholder and Expedia agrees that in the event of any such breach by the other, Stockholder or Expedia, as the case may be, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief.

         7.7 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         7.8 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         7.9 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]


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             SIGNATURE PAGE--VOTING AGREEMENT AND IRREVOCABLE PROXY

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EXPEDIA, INC.

By:
   --------------------------------------
   Name:  Gregory S. Stanger
   Title: Senior Vice President and
          Chief Financial Officer


THAYER EQUITY INVESTORS III, L.P.

By:  TC Equity Partners, L.L.C, its general partner

By:
   --------------------------------------
   Name:  Daniel A. Raskas
   Title: Managing Director




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
                                  ATTACHMENT A

9,599,749 shares of Company Common Stock





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